                      AMENDMENT NO. ONE TO

                                 AGREEMENT

             Dated as of the 16th day of June, 1997

WHEREAS, Mid-Island Limited Partnership ("Seller") and Home Properties of New York, L.P. ("Purchaser") have entered into an Agreement, dated April 10,1997 (the "Agreement") relating to the purchase and sale of the Mid-Island Apartments located in the city of Bayshore, County of Suffolk, State of New York;

WHEREAS, by letter dated May 7,1997 Purchaser exercised its right to terminate the Agreement;

WHEREAS, Purchaser and Seller desire to re-institute the Agreement and to amend certain of its terms:

NOW THEREFORE, the parties hereto agree as follows:

1. DEFINITIONS. All capitalized terms used herein and not defined shall have the meaning given to them in the Agreement.

2. PURCHASE PRICE. Sub-paragraph B of Paragraph First of the
Agreement shall be revised to provide that the Purchase Price shall be Ten Million Six Hundred Fifty Thousand Dollars
($10,650,000)  payable  as follows:

     a.   $3,975,000 on the Closing Date by wire transfer; and

     b. Subject to the provisions of Paragraph Ninth of the Agreement. $6,675,000 on the Closing Date by Purchaser's assumption of the Note and Mortgage.

3. Buyer further agrees to execute any and all documents (subject to the reasonable approval of Buyer's counsel) as are reasonably necessary in connection therewith, provided that the close of this transaction for the conveyance of Seller's property shall not be contingent upon or subject to the completion of such exchange. Buyer understands and acknowledges that the seller is participating in the First American Tax Deferred Exchange Program. Seller agrees to indemnify and hold Buyer free and harmless from any cost, expense or liability, including attorney's fees resulting from Buyer's participation in such exchange.

4. CLOSING DATE. Paragraph Second of the Agreement shall be amended to provide that the Closing shall occur by mail and wire transfer on or before June 30,1997(the "Closing Date") with time being of the essence.

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5. DUE DILIGENCE PERIOD. Purchaser and Seller agree that the Due
Diligence Period is over and that Purchaser hereby waives its right to terminate the Agreement as provided in Paragraph Tenth and Eleventh. Seller will provide the signed representation letter as described in sub-paragraph (e) of Paragraph Eleventh. In addition, Seller agrees that prior to the Closing Date, final inspections will be successfully completed with respect to the open permits listed on the attached Building Division Certificate.

6. TITLE. Purchaser hereby acknowledges that it has no Objection to Title as described in Paragraph Fifteenth of the Agreement, provided that Purchaser retains the right to object to any exceptions raised by the Title Company in a continuation at or prior to Closing.

7. ESCROW AGREEMENT. The provisions of Paragraph Twenty-First of the Agreement no longer apply as there is no Deposit and shall be removed in their entirety.

8. BOARD APPROVAL. The Purchaser represents that it has obtained the consent of the Board of Directors of Home Properties of New
York, Inc. to the Agreement as amended hereby.

9. REINSTATEMENT. As amended hereby, the Agreement is re-instated and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

MID-ISLAND LIMITED PARTNERSHIP

By:  /s/ Eli Schron
     ------------------------------

Title:    Vice President
     ------------------------------

Name:     Eli Schron
     ------------------------------

     HOME PROPERTIES OF NEW YORK, L.P.

By:  Home Properties of New York, Inc., General Partner

     /s/ Ann M. McCormick
     ------------------------------

Title:    Vice President
     ------------------------------

Name:     Ann M. McCormick
     ------------------------------

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                            AGREEMENT

     THIS AGREEMENT made this 10th day of April, I997, by and between MidIsland Limited Partnership, a New York limited partnership, having a place of business at 42 Broadway, New York, New York
10004 (hereinafter referred to as "Seller"), and Home Properties of New York, L.P. (hereinafter referred to as "Purchaser").

     FIRST: A. Subject to the terms and conditions of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest in and to the following (collectively, the "Property"):

     ( 1 ) that certain land located in the City of Bayshore, County of Suffolk, State of New York, located at 361 Main Street and 2053 Union Boulevard, as more particularly described in Exhibit A annexed hereto and incorporated herein by this reference (the "Land"), together with all right, title and interest of Seller in and to (I) the land lying in the bed of any street, highway, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof, (ii) any rights of way, appendages, appurtenances, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Land and used in connection therewith and (iii) any award made or to be made in lieu of any of the foregoing and any award for damage to the Land or the Improvements (as defined below) by reason of change of grade of any street, road or avenue;

     (2) all improvements, structures and fixtures located upon the Land (the "Improvements");

     (3) all tangible personal property (the "Personal Property") located on and used in

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connection with all or any portion of the Land and Improvements
(except for a refrigerator, typewriter and Xerox machine in the office);

     (4) the interest of the landlord in, to and under all leases of space of all or any portion of the Land and Improvements; and

     (5) all contracts, agreements, permits, licenses and warranties held solely for use in connection with all or any portion of the Land, Improvements or Personal Property (the
"Intangible Property")

     B. The purchase price for the Property (the "Purchase
Price") shall be Eleven Million ($ 11,000,000) Dollars, payable as follows:

     a. $500,000.00 (the "Deposit") upon the signing of this Agreement, receipt of which, by check made payable to the order of Allen Bodner, Esq., as escrowee, is hereby acknowledged, subject to collection, nonpayment of which check in due course will give Seller the option of canceling this Agreement, which Deposit shall be held and disbursed pursuant to the provisions of this Agreement. Interest earned on the Deposit shall belong to the party entitled to receive the Deposit proceeds.

     b. $3,825,000 on the Closing Date by (I) an unendorsed teller's check or certified check of Purchaser, drawn on a bank which is a member of the New York Clearing House Association directly to the order of Seller or (ii) at Seller's election, by wire transfer of immediately available funds through the Federal Reserve System.

     c. Subject to the provisions of Paragraph NINTH hereinbelow, $6,675,000.000 on the Closing Date by Purchaser's assumption of the note and mortgage (the "Note and Mortgage")


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presently held by the Jamaica Savings Bank ("JSB") in the
principal sum of $6,675,000.00, encumbering the Property. A copy of said Note and Mortgage has previously been delivered to Purchaser, and is annexed hereto as Exhibit B.

     SECOND: The Closing shall occur at the office of Allen Bodner, Esq., One Whitehall Street, New York, New York 10004, or a lending institution, at 10:00 a.m. within fifteen (15) days after the conclusion of the Due Diligence period (the "Closing Date"). Purchaser shall be entitled to one adjournment of the Closing Date to a date not later than June 20,1997 (the "Adjourned Closing Date"), if Purchaser notifies Seller of the Adjourned Closing Date, in writing, prior to May 5, 1997. TIME SHALL BE OF THE ESSENCE AS TO PURCHASER'S OBLIGATION TO CLOSE ON JUNE 20, 1997.

     THIRD: The Premises are hereby sold and are to be conveyed subject only to the following (the "Permitted Encumbrances"):

     a. (I) Any state of facts an updated survey may show provided same do not render title unmarketable or prohibit the existing structures or the use of the Premises as currently used.

     (ii) Any state off acts a personal inspection of the Premises would show and/or reveal, provided title is not thereby rendered unmarketable.

     b. (I) All leases, subleases, tenancies, and rights of occupancy thereunder or otherwise and any renewals, modifications or replacements thereof (collectively, the "Leases"), as the same may be affected by rent regulations or laws now or hereafter in effect, and rulings, decisions or
interpretations by any court, agency    or administrative body.

    (ii) Any new leases entered into by Seller and subleases, tenancies and rights of


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occupancy thereunder and any renewals, modifications or
replacements thereof as may be made by Seller in accordance with the terms hereof, subject to the provisions of Paragraph SEVENTH hereof.

     c. Rights of any utility company to erect, maintain and operate lines, wires, poles, cables and distribution boxes, in, over and upon the Premises.

    d. Possible projections and/or encroachments of retaining walls, stoops, areas, steps, sills, trim, cornices, standpipes, fire escapes, coal chutes, casings, ledges, water tables, lintels, porticos, keystones, bay windows, hedges, copings, cellar doors, sidewalk elevators, fences, fire escapes and the like, or similar projections or objects on, under or above any adjoining streets or the premises, or within any set-back areas, and variations between the lines or record title and fences, retaining walls, hedges, and the like.

     e. Maintenance, rental agreements, employment agreements and service contracts, if any, charges for which shall be apportioned on the Closing Date (the "Maintenance Contracts").

     f. The mortgage hereinbefore referred to in Paragraph First, subject further to the provisions of Paragraph NINTH.

      g. Radio antenna and television antenna violations or violations arising out of tenant air conditioner(s).

      h. Building and zoning restrictions, ordinances, and regulations affecting the Premises adopted by the city, town or village in which the Premises lie or by any other governmental authority having jurisdiction thereof, and all amendments or additions thereto now or which will be in force and effect on the Closing Date.

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    i.  Rights contained in instruments of record, if any, so
far as the same may be of present force or effect, in favor of any public or quasi-public utility and not violated by existing structures.

     j. Violations of laws, regulations, ordinances, orders or requirements, if any, noted in or issued prior to or subsequent to the date hereof by any governmental or municipal department or authority having jurisdiction over the Premises and any conditions constituting such violations, although not so noted or issued.

     k. Any and all assessments becoming liens subsequent to the date hereof, provided however that Seller will be responsible for any prior period for which the assessment applies.

     l. Unpaid real estate taxes, water and sewer charges, which shall be apportioned on the Closing Date.

     FOURTH: Except as otherwise herein expressly provided, the "customs in respect to title closings" adopted by the Real Estate
Board of New York, Inc., shall apply to the apportionments and other matters herein mentioned.

    The following are to be apportioned on the Closing Date:

     a. Prepaid Rents and Additional Rents as and when collected, and any payments or subsidies of such rents under the County of Suffolk's Section 8 Program;

     b. Water meter charges and sewer rents, if any; unfixed water meter charges, if any, shall be apportioned on the basis of the last meter reading, provided, however, that if the Premises are sold subject to any lease or leases under which the tenant or tenants are obligated to pay water charges, such water charges shall not be apportioned, and Purchaser shall look solely to the said tenants for the payment of same, and Purchaser shall take title subject to any such unpaid water meter charges


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owing by subject tenant or tenants, and same shall not be deemed an objection to title;

     c. Taxes on the basis of the fiscal year. If the closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing;

     d. Security Deposits (I) made with LILCO for gas and electric service to the Premises and (ii) made with the Suffolk County Water Authority for water service to the Premises, in the event such Deposits are not refundable to the Seller. Purchaser shall pay same to Seller and Seller shall assign said Deposits to Purchaser. It is not intended that said Deposits be apportioned.

    e. Wages and payroll expenses, including, but not limited to, social security, unemployment compensation, taxes, employee disability insurance, and workmen's compensation insurance. Adjustments shall be made to Purchaser for such expense obligations assumed by Purchaser, including, but not limited to, any vacations with pay and any other benefits due to employees that may be accrued to those employees as listed on Schedule 1 annexed hereto and/or any replacements or new employees for those employees listed on such Schedule, the same, if any, to be assumed by Purchaser;

     f. Charges, if any, arising out of service and maintenance agreements and any replacements and/or renewals thereof;

     g. Revenues, if any, arising out of waste collection privileges, telephone booths, vending


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machines, and submetering agreements;

     h. Charges for gas, steam and electricity;

     I. Vault tax or charges, if any;

     l. Interest on tenant securities to the extent permitted under applicable law;

     j. Any and all other items commonly adjusted between sellers and purchasers of real property.

     FIFTH: If any tenant is in arrears in the payment of rent on the Closing Date, rents received from such tenant after the Closing shall be applied in the following order or priority: a) first to the month in which the Closing occurred; b) then to any month or months following the month in which the Closing occurred; c) then to the month preceding the month in which the Closing occurred; and (d) then to the period prior to the month preceding the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, shall be promptly paid to the other party, which obligations shall survive the Closing. If any tenants are required to pay percentage rent, escalation charges for real estate taxes, operating expenses, cost-of living adjustments, major capital improvement increases or other charges of a
similar   nature ("Additional Rents") and any Additional Rents
are collected by Purchaser after the Closing which are attributable in whole or in part to any period prior to the Closing, then Purchaser shall promptly pay to Seller Seller's proportionate share thereof, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, if and when the tenant paying the same has made all


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payments of rent and Additional Rent then due to Purchaser
pursuant to the tenant's Lease, which obligation shall survive the Closing.

     In the event any such arrears attributable to a period prior to Closing exists 120 days after the Closing, then Purchasers, at Seller's option, shall assign such arrearage amounts to Seller who may sue or otherwise proceed to collect same.

     SIXTH: To the extent that any of the tenants in the buildings on the Premises have deposited rent securities pursuant to the terms of their respective leases, said security deposits (where not prohibited by the terms of a lease) will be delivered to Purchaser at Closing against a receipt and indemnity agreement in the form annexed hereto as Exhibit ""C". Seller will not apply security deposits between the date hereof and the Closing Date unless a tenant has been evicted from the Premises. (Rent and Security Schedules annexed as Exhibit ""D").

    SEVENTH: Seller may enter into new leases, or renewals or modifications of existing leases, for the premises, or any portions thereof, (a) without first obtaining Purchaser's consent thereto, provided same is required by law or, (b) if not required by law, provided any such new lease, renewal or modification provides for annual rental payments not less than the average market rent for comparable apartments at the Property, and the tenant is of the same general character and financial stability as other tenants to whom Seller has rented to in the past.

     EIGHTH: Purchaser represents that if it elects to proceed with the transaction after the investigation described in the TENTH and ELEVENTH paragraphs, it will have inspected the Premises, the buildings constituting part of the Premises, the uses thereof and the fixtures, equipment and personal property included in the sale, if any, to its satisfaction, that it will have independently


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investigated, analyzed and appraised the value and profitability thereof; that it will have reviewed all documents which are referred to herein with respect to the Premises and any other documents Purchaser desired; that it is thoroughly acquainted with all of the foregoing and that it will take title to the premises "AS IS" and in its present condition, subject to reasonable use, wear, tear and natural deterioration between the date hereof and the Closing Date; provided, however, that Seller will use its reasonable efforts to continue to maintain the Premises in the same general condition as it has been maintained between the date hereof and the Closing Date. Purchaser expressly acknowledges that, except as expressly provided herein, Seller (or any of its agents or representatives) has not made and does not make, and is unwilling to make, any representation or warranties as to the physical condition, rents leases or tenants, expenses, use or operation or any other matter or thing affecting or related to the premises and Purchaser hereby expressly acknowledges that no such representations have been made and Seller has held out no inducements to Purchaser to execute this Agreement. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, in either case express or implied, except as expressly hereinafter set forth, as to (a) the current or future real estate tax liability, assessment or valuation of the Premises; (b) the potential qualification of the Premises for any and all benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, financing, or any other benefits, whether similar or dissimilar to those enumerated; (c)the compliance of the Premises, in its current or any future state with applicable zoning ordinances and the ability to obtain a variance in respect to the Premises and possible noncompliance with said zoning ordinances; (d) the availability of any financing for the purchase, alteration, rehabilitation or operating of the Premises from any source,


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including, but not limited to, state, city or federal governments or any institutional lenders; (e) the current or future use of the Premises; (f) the present operating state of any and all machinery or equipment on the Premises, subject to reasonable wear and tear, or their suitability or rehabilitation or renovation; (g) the presence or absence of any rules or notices of violations of law issued by any governmental authority subject to the provisions hereof; (h) the layout, area, square feet dimensions in any schedule of lease, leases, rents, income, expenses or operation of the Premises; and (I) the presence or absence of any asbestos or any other hazardous substances on, under or about the Premises.

     NINTH: As described in Paragraph NINTH hereof, the Premises are presently encumbered by a first mortgage to the favor of JSB in the principal amount of $6,675,000.00. A copy of said Mortgage and the Mortgage Note have previously been delivered to Purchasers. Seller acknowledges that Purchaser intends to apply to JSB for consent to the assumption by Purchaser of the Note and Mortgage, and Seller and Purchaser agree that Purchaser's obligations under this Agreement are expressly conditioned upon the granting by JSB of its consent to such assumption of the Note and Mortgage by Purchaser. Seller agrees to cooperate with Purchaser and Seller shall use all commercially reasonable efforts to cause JSB to consent to the transfer of the Property to Purchaser, and to permit the assumption of the Note and Mortgage by Purchaser. Purchaser shall promptly apply to JSB for consent to assumption by the Purchaser of the Note and Mortgage, and shall comply with all of the reasonable terms and conditions of JSB with respect thereto and shall pay the reasonable fees and disbursements of JSB's attorneys in connection therewith; provided further, that Purchaser shall be responsible for the payment of the l% assumption fee set forth in the Note and

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Mortgage, or, alternatively, for obtaining JSB's waiver of its right to impose and collect the 1%% assumption fee.

    TENTH: a) Purchaser shall have the right for a period of thirty days (30) from the execution of this Contract by the parties (the "Due Diligence Period"), to conduct, or cause to be conducted, an Environmental Inspection of the Property by an inspector selected by Purchaser. The cost and expense of such Environmental Inspection shall be paid solely by Purchaser.

     b) Seller agrees to cooperate fully with Purchaser with respect to the Environmental Inspection. In the event the results of the Environmental Inspection disclose any deficiency in the compliance of the Property with any applicable Environmental law or disclose the presence of any Hazardous Substance, Purchaser may either (I) waive such deficiency and consummate the transactions contemplated by this Agreement, or (ii) terminate this Agreement.

     ELEVENTH: a) During the Due Diligence period described in paragraph TENTH hereinabove, Purchaser shall have reasonable access to the Properly, either personally or by authorized agent, to inspect the Property, and the Personal Property (including, but not limited to performing engineering and Phase I environmental studies), the Seller's books and records pertaining to the Property and the Personal Property, matters relating to zoning compliance and compliance by the Property and the Personal Property with other applicable governmental regulations, the market in which the property is located, Maintenance Contracts, the tax assessment on the Property as it relates to the purchase price and to the assessment on comparable properties and such other matters as Purchaser shall deem reasonably necessary or appropriate in connection with the Property and the Personal Property.


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     b) Purchaser shall be allowed access to the entire Property, including, at Purchaser's option, an opportunity to inspect apartment units, all mechanical equipment, systems and fixtures forming a part thereof subject, however, to Seller's reasonable notice and timing constraints. Furthermore, as a part of
Purchaser's inspections, Purchaser shall     be  entitled to
cause such    engineering    and Environmental Inspections to be
conducted at the property as Purchaser may reasonably desire, including, without limitation, inspections or studies which may require the drilling of holes in the parking lot or non-structural components of the Improvements, the removal of small soil, carpet or similar samples, and the conducting of air tests as Purchaser may require. In conducting any such entry, investigation, test, or inspection, such inspections may be conducted at all reasonable times; however, no party permitted entry hereunder will unreasonable interfere with the operation of the Property or the peaceable possession by individual tenants of their respective apartment units.

     c) Purchaser agrees to fully and completely repair and restore the Property in the event of any damage whatsoever arising out of the acts or omissions of Purchaser, Purchaser's agents or consultants in connection with the inspections
conducted during such    period. Purchaser hereby indemnifies and
holds Seller harmless from and against any loss, damage, injury, claim or cause of action Seller may suffer or incur and arising out of Purchaser's inspections of the Property undertaken pursuant to this Agreement.


     d) In the event Purchaser disapproves of any matter reviewed or discovered during the Due Diligence Period, Purchaser shall have the right to terminate this Agreement by the delivery of written notice of termination on or before the expiration of such period.


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

     e) Seller will provide a signed representation letter as prescribed by Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Public Accountants which representation is required to enable an Independent Public Accountant to render an opinion on such financial statements. Seller will provide access by Purchaser's representatives, to all financial and other information relating to the Property as Seller possesses.

     f) If Purchaser terminates this Agreement in accordance with this paragraph, Purchaser shall receive a full refund of the Deposit, including any interest or other earnings thereon, and thereafter Seller and Purchaser shall have no further obligations or liabilities hereunder, one to the other. In the event the Agreement is not terminated in accordance with the foregoing provision, the Deposit shall become non-refundable upon the expiration of such Period.

     TWELFTH: Seller shall not be liable or bound for any verbal or written statements, representation, real estate brokers' "setups" or information pertaining to the Premises furnished by any real estate broker, agent, employee, servant, or any other person, unless the same are specifically set forth herein. All oral or written prior statements, representations, or promises, if any, and all prior negotiations and agreements are superseded by this Agreement and merged herein.

     THIRTEENTH: Seller and Purchaser hereby represents and warrant that it has dealt with no broker in connection with this Contract or the transaction hereunder, except for Gilbert L. Snyder of Charles H. Greenthal Commercial Corp., who shall be compensated by Seller as per separate agreement. Sellers and Purchasers hereby agree they shall, jointly and severally, indemnify and hold the other and/or their affiliates harmless from and against any damages, judgments, claims, costs and expenses (including reasonable attorneys fees) which may be incurred by the indemnified party


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and/or its affiliates by reason of the claims of any broker who asserts that he is due, all or part, of a commissions for this transaction claiming that he (or any persons or entities affiliated with, or claiming through such person) dealt with the indemnifying party. This paragraph shall survive the Closing Date.

     FOURTEENTH: In the event of default by Purchaser in the performance of any of the material terms and/or provisions of this Agreement, the Deposit, together with interest earned thereon, if any, shall be retained by Seller as liquidated damages and not as a penalty (it being agreed that actual damages in such event are difficult if not impossible to ascertain) and upon such retention this Agreement shall be deemed null, void and of no further force or effect and neither party hereto shall have any further rights and/or liabilities each with respect to the other arising from or out of this Agreement.

     FIFTEENTH Purchaser agrees, at is expense, to order promptly a commitment (the "Title Commitment") for fee title insurance to the Premises. The Title Commitment shall (a) be in the amount of the Purchase Price and (b) be a commitment to issue a policy (the "Title Policy") of fee title insurance with respect to the Premises, insuring title to the Premises subject only to: (I) the Permitted Encumbrances and (ii) the standard printed exclusions contained in the Title Commitment and the Title Policy. Purchaser shall give Seller written notice as to any matters contained in the Title Commitment which are not in accordance with this Agreement and to which Purchaser has elected not to take title subject to. Delivery of a copy of the Title Commitment shall be deemed such written notice, so long as same is delivered to Seller's counsel not less than fifteen (15) days prior to the Closing Date, except for any exceptions not set forth by the Title Company in the Title


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commitment, but subsequently raised by the Title Company prior to
Closing in a continuation. If it shall appear that any such objections (the "Objections") to title may be removable according to reasonable expectation within ninety (90) days after the date set forth in paragraph SECOND hereof as the Closing Date, Seller shall have the option(s) to extend the Closing Date for up to ninety (90) days, with Purchaser's obligations hereunder to remain in full force and effect during such extension(s). If the Objections are not removed within such ninety (90) day period, then either party shall have the right to terminate this Contract. Nothing herein contained shall require Seller to bring any action or proceeding, or to incur any expense or make any payment in order to eliminate such Objections.

     SIXTEENTH: (a) In the event the Closing fails to occur solely by reason of Seller's inability to perform hereunder, excepting Seller's willful default, then this Agreement shall terminate (except as herein expressly provided), the Deposit, together with interest, if any, earned thereon, shall be refunded to Purchaser and both parties shall be relieved of any further rights or obligations hereunder. Notwithstanding anything to the contrary, Seller shall not be required to expend any money in order to eliminate title defects or otherwise perform hereunder, except as specifically set forth in Paragraph TWENTY-THIRD hereof. If Seller willfully defaults hereunder, Purchaser shall be entitled to any and all remedies at all or in equity including, but not limited to, specific performance of this Contract.

     (b) Notwithstanding the foregoing, Purchaser may accept such title as Seller may be able to convey, without reduction of the Purchase Price or any credit or allowance against the same and without any other liability on the part of Seller. The acceptance of Seller's Deed by Purchaser shall


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be deemed to be full performance and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement except those, if any, which are herein specifically stated to survive the Closing Date.

     SEVENTEENTH: Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Premises or any part thereof by any tenant. The removal of tenants whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of Purchaser. Further, Purchaser agrees that it shall not be an objection to title that any tenants now or hereafter in possession of parts of the Premises may be holdover tenants or in default under their leases on the Closing Date.

     EIGHTEENTH: The parties hereto agree that no part of the purchase price paid hereunder has been paid by Purchaser for any personal property. However, if any federal, state or local governmental body deems any part of the purchase price to have paid for any personal property, Purchaser agrees to pay to Seller on the Closing Date or subsequent thereto the amount of any sales tax payable in connection herewith. The provisions of this Paragraph shall survive the Closing Date.

     NINETEENTH: Seller represents that it has filed a proceeding for the reduction of real estate taxes with respect to the Premises, which proceeding is currently pending. Seller shall inform Purchaser as to the particulars of such proceeding and Purchaser, at its option, may continue the prosecution of the claim for reduction of real estate taxes. In the event Purchaser elects to do so and tax savings are effectuated, then Seller shall receive such savings as are referable to the period prior to the Closing.

     TWENTIETH: a) Any notice or demand which, under the provisions of this Agreement


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

or otherwise, must or may be given or made by any party hereto, shall be in writing and shall be given or made by (x) mailing the same by postage prepaid certified mail, return receipt requested, or (y) sending same by any express mail or national overnight delivery service addressed (I)to Seller, at the address set forth above with a copy to Seller's attorneys as follows: Allen Bodner, Esq., One Whitehall Street, New York, New York 10004; (ii) to Purchaser at the address set forth above with a copy to Purchaser's attorney as follows: Ann McCormick, Esq., Home Properties, 850 Clinton Square, Rochester, New York 14604. Either party may designate by notice in writing a new or other address to which such notice or demand shall thereafter be so given, made or mailed. Any notice given hereunder (I) by mail shall be deemed delivered when deposited in a United States general or branch post office, enclosed in a certified, prepaid wrapper, return receipt requested addressed as hereinbefore provided or (ii) by express mail or national overnight delivery service shall be deemed delivered when delivered by such service or when delivery is refused.

     b) Copies required to be delivered to the parties' attorney by subparagraph (a) may be delivered by (x) certified first-class mail, return receipt requested, (y) hand or (z) any express mail or national overnight delivery service.

    c) The respective attorneys for each party shall have the right, but not the obligation, to give any notice or demand on behalf of its respective client and any such notice or demand so given by such attorney shall be deemed to have been given by such attorney's client.

     TWENTY-FIRST a) Seller and Purchaser hereby designate Allen
Bodner, Esq., ("Bodner") One Whitehall Street, New York, New York
10004 as Escrow Agent to receive and hold subject to the provisions of this Paragraph TWENTY-FIRST the Deposit delivered herewith by


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

Purchaser in accordance with Paragraph FIRST hereof and Allen Bodner agrees to act as such Escrow Agent subject to the provisions of this Paragraph TWENTY-FIRST. All interest earned on the Deposit shall be paid to the party entitled to the Deposit
hereunder and wherever the term      "Deposit" is used herein,
same shall be deemed to mean the "Deposit" and all interest earned thereon.

     b) On receipt by Bodner of a statement executed by Purchaser, prior to, on or after the Closing Date that title to the Premises has not closed under this Agreement because of a default by Seller under this Agreement or because of Seller's inability to convey title to the Premises in accordance with the provisions of this Agreement or if the Contract is terminated, Bodner shall, within two (2) business days, deliver a copy of said statement to Seller and return the Deposit to Purchaser on the fifth (5th) business day after receipt by Bodner of said statement unless Bodner, prior to such return, receives from Seller a statement contesting the accuracy of Purchaser's statement and demanding retention of said Deposit by Bodner.

     c) On receipt by Bodner of a statement executed by Seller prior to, on or after the Closing Date that title to the Premises has not closed under this Agreement because of a default by Purchaser under this Agreement, Bodner shall, within two (2) business days, deliver said statement to Purchaser and deliver the Deposit to Seller on the fifth (5th) business day after receipt by Bodner of such statement by Seller unless Bodner prior to such delivery receives from Purchaser a statement contesting the accuracy of Seller' s statement and demanding retention of said Deposit by Bodner.

    d) On receipt by Bodner of a statement from Seller under subparagraph "b" above or from Purchaser under subparagraph "c" above, Bodner shall retain the Deposit and thereafter deliver


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

the same to either Seller or Purchaser as Seller or Purchaser may direct by a statement executed by them both, provided Bodner may, at any time after receiving such a statement to retain the Deposit transfer the Deposit to a court of competent jurisdiction for such disposition as may be directed by such court.

     e) Bodner shall not be liable to either Seller or Purchaser in connection with its performance as Escrow Agent hereunder except in the event of willful misconduct or gross negligence.

     f) Upon delivery of the Deposit to either Purchaser, Seller or a court of competent jurisdiction under and pursuant to the provisions of this Paragraph TWENTY-FIRST. Bodner shall be relieved of all liability, responsibility or obligation with respect to or arising out of the Deposit and any and all of its obligations arising therefrom.

    g) The parties hereby agree to indemnify Bodner for, and hold Bodner harmless against, any loss, liability or expense, incurred without willful misconduct or gross negligence on the part of Bodner, arising out of, in connection with, its acceptance of, or the performance of, its duties and obligations under this Agreement, as well as the costs and expenses of defending against any claim or liability arising out of or relating to this Agreement. This subparagraph shall survive the Closing Date.

     h) Bodner shall be fully protected in acting on and relying upon any written advice, certificate, notice, direction, instrument, request or other paper or document which Bodner in good faith believes to be genuine and to have been signed or presented by the proper party or parties. Bodner may assume that any person purporting to give such advice, certificate, notice, direction,


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

instrument, request or other paper or document has been duly authorized so to do. Bodner assumes no responsibility for the accuracy of the recitals thereof. This subparagraph shall survive the Closing Date.

     TWENTY-SECOND: : Seller shall not be required to perform any repairs and/or restoration of any apartment at the Premises after the tenant thereof vacates the same other than ordinary cleaning and repainting required to re-rent the same.

     TWENTY-THIRD: Subject to the terms of Paragraph SIXTEENTH hereof, no liens, encumbrances or defects affecting title to the Premises on the Closing Date, except as stated in this Agreement, shall be objections to title provided that the same may be satisfied, discharged or released of record upon the payment or deposit of a fixed sum of money and the Title Company marks same "omitted" from the title policy, and provided further that Seller allows to Purchaser out of the purchase price the said sum together with interest and penalties to the day reasonably required by the Title Company and the approximate amount of any filing, docketing or recording fees. In the event the cost of curing such liens, encumbrances and defects exceeds the sum or $25,000, Seller shall have the option of terminating this Contract.

     TWENTY-FOURTH: The provisions of Section 5-1311 of the General Obligations Law shall apply to the sale and purchase provided for in this Contract.

     TWENTY-FIFTH: Except as hereinafter provided, this Agreement may not be assigned by Purchaser and any assignment or attempted assignment by Purchaser shall constitute a default by Purchaser hereunder. Notwithstanding the foregoing, this Agreement may be assigned by Purchaser to an entity controlled by Home Properties of New York, Inc. so long as Purchaser delivers to Seller,


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

at least twenty (20) days prior to the Closing Date:

       I) a copy of the written assignment and assumption agreement, in form and substance satisfactory to Seller.

     TWENTY-SIXTH: (a) On the Closing Date Seller shall pay any and all New York State Real Property Transfer Taxes imposed by
Section 1402 of Article 31 of the New York State Tax Law, and will also deliver to Purchaser copies of the returns required by the said statutes and the regulations issued pursuant to the authority thereof, duly signed and sworn to by Seller; Purchaser and Seller agree to sign and swear to the said returns and Seller shall cause said returns to be delivered to the Title Company on the Closing Date.

     (b) Purchaser, if request is made within three (3) days prior to the Closing Date, shall provide at the Closing a separate certified or official bank check drawn on any banking institution described in Paragraph FIRST in the amount of the taxes under this Paragraph TWENTYSIXTH, which amount shall be credited against the balance of the Purchase Price payable at the Closing.

     The provisions of this Paragraph TWENTY-SIXTH shall survive the delivery of the deed.

     TWENTY-SEVENTH: At the Closing, Seller shall deliver the following to Purchaser: a) Bargain and Sale Deed with covenants against grantor's acts.

     b) Bill of Sale of personal property.

     c) Assignment of Leases.

     d) To the extent they are in Seller's possession or control, all lease files and leases.

     e) A certified schedule of all security deposits certified by the Seller and, the most recent reports with respect thereto issued by each banking organization in which they are deposited pursuant


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

to GOL Section 7-103D and a check or credit to Purchaser in the amount of any cash security deposits, including any interest thereon, held by Seller on the Closing Date.

     f) A schedule, prepared by the Seller updating the rent schedule and setting forth all arrears in rents and all prepayments of rents, all summary proceedings and copies of all documents relative thereto.

     g) All Maintenance Contracts which are in effect on the Closing Date.

1.   h) Assignment of Maintenance Contracts.

     I) To the extent they are then not posted at the Premises, copies of certificates of occupancy, certificates, .licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction, provided they are in Seller's possession.

      j) Such affidavits as Purchaser's title company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller's name.

     k) (1) Checks to the order of the appropriate governmental authorities in payment of all applicable real property transfer taxes and copies of any required tax returns therefor executed by Seller, which checks shall be certified or official bank checks if required by the taxing authority, unless Seller elects to have Purchaser pay any of such taxes on reasonable prior notice (not less than three (3) days) and credit Purchaser with the amount thereof, and (2) a certification of non-foreign status, in form required by the code Withholding Section, signed under penalty
of  perjury.   Seller understands that such certification will be
retained by Purchaser and will be made available to the

Internal Revenue Service on request.

     l) An original letter, executed by Seller or by its agent, advising the tenants of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.

     m) Possession of the Premises in the condition required by this Contract, subject to the leases and tenancies, and keys therefor.

     n) Any other documents required by this Contract to be delivered by Seller or reasonably requested by Purchaser.

     At the Closing, Purchaser shall:

    1 ) Deliver to Seller checks in payment of the portion of the Purchase Price payable at the Closing as adjusted for apportionments, plus the amount of escrow deposits, if any, assigned pursuant to this Contract.

     2) Deliver to Seller an agreement indemnifying and agreeing to defend Seller against any claims made by tenants with respect to tenants' security deposits in accordance with Exhibit C hereof.

     3) Cause the deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing.

     4) Deliver any other documents required by this Contract to be delivered by Purchaser or reasonably requested by Seller.

     TWENTY-EIGHTH: If a search of title discloses judgments, bankruptcies, or other returns


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

against other persons having names the same as or similar to that of Seller, Seller will on request deliver to Purchaser an affidavit showing that such judgments, bankruptcies or other returns are not against Seller.

     TWENTY-NINTH: Purchaser represents the following, which representations shall survive the Closing Date:

     a) Purchaser is or will be at closing, a New York limited partnership, validly existing and in good standing under the laws of the State of New York.

     b) Purchaser has full power and authority and has taken all corporate or partnership action, as the case may be, necessary to enter into and perform the terms, covenants and conditions of this Contract.

     c) The execution, delivery, performance and consummation of the transaction contemplated by this Contract do not and will not
(i) contravene any provisions of the partnership agreement and certificate of Purchaser, (ii) conflict with or result in a breach of any agreement or instrument to which Purchaser is a party, or by which any of Purchaser's properties or assets are bound, (iii) violate or require any consent or approval under any judgment, injunction, order, writ, license or decree of any court of governmental authority applicable to Purchaser, or (iv)
require any consent or approval of, notice   to or filing,
registration or qualification with, any governmental authority other than as contemplated by ( 1 ) any state or local sales tax laws, and (2) the New York State Real Estate Transfer Tax. This Contract has been, and at the Closing the other instruments and documents required or contemplated hereby will have been, duly authorized, executed and delivered by Purchaser and this Contract constitutes, and such other instruments and documents when delivered will constitute, the valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     d) (I) No consent, approval or authorization of any governmental entity is required for the execution, delivery and performance by Purchaser of this Contract and other instruments and documents required or contemplated hereby, and (ii) no consent of any person is required for the execution, delivery and performance by Purchaser of this Contract and such other instruments, agreements and documents or the consummation of the transactions contemplated hereby, other than the Board of Directors of Home Properties of New York, Inc.

     THIRTIETH: Seller represents the following, which representations shall survive the Closing Date:

     a) Seller is a New York limited partnership, validly existing and in good standing under the laws of the State of New
York.

     b) Seller has full power and authority and has taken all corporate or partnership action, as the case may be, necessary to enter into and perform the terms, covenants and conditions of this Contract.

     c) The execution, delivery, performance and consummation of the transaction contemplated by this Contract do not and will not
(I)contravene any provisions of the partnership agreement and certificate of Seller, (ii) conflict with or result in a breach of any agreement or instrument to which Seller is a party, or by which any of Seller's properties or assets are bound, (iii) violate or require any consent or approval under any judgment, injunction, order, writ, license or decree of any court of governmental authority applicable to Seller, or (iv) require any consent or approval of, notice to or filing, registration or qualification with, any governmental authority other than as contemplated by ( 1 ) any state or local sales tax laws, and (2) the New York State Real Estate Transfer Tax. This Contract has been, and at the Closing the other instruments and documents required or contemplated hereby will have been, duly authorized, executed and delivered by Seller, and this Contract constitutes, and such other instruments and documents when delivered will constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     d) (I) No consent, approval or authorization of any governmental entity is required for the execution, delivery and performance by Seller of this Contract and other instruments and documents required or contemplated hereby, and (ii) no consent of any person is required for the execution, delivery and performance by Seller of this Contract and such other instruments ,agreements and documents or the consummation of the transactions contemplated hereby.

     e) To the best of Seller's knowledge after due inquiry, Seller has no liability or obligation of any nature which in any way affects or is related to the Property or the Personal Property whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest of penalties thereto) other than disclosed in this Agreement.

    f) To the best of Seller's knowledge, after due inquiry, there is no litigation, proceeding or investigation pending, or to the knowledge of Seller threatened, against or affecting Seller that might affect or relate to the validity of this Agreement, any action taken or to be taken pursuant hereto, or the Property, the Personal Property or any part of the operation thereof, whether or not fully covered by insurance or any proceeding pending for the increase or decrease of the assessed valuation of all or a portion of the Property.

    g) There are no Maintenance Contracts with respect to the Property or the Personal Property which will continue in effect after the Closing except as set forth on Schedule 2 attached hereto. Seller and Seller's employees and agents will not enter into any additional Maintenance Contracts, prior to the Closing unless such contract is terminable on no more than 30 days notice or Purchaser has consented to such Contract.

     h) There are no executory contracts connected with the Property or the Personal Property, except as set forth on
Schedule 2 attached hereto. Seller and Seller's employees and agents have not let, and will not let any contracts for improvements to the Property which will not be fully completed and fully paid for prior to Closing.

    i) Until Closing, Seller shall continue to fulfill all of its obligations under the terms of the leases encumbering the Property, and under the Maintenance Contracts, and Seller shall operate, maintain and repair at Seller's expense, all landscaping, buildings, fixtures and facilities, in accordance with normally accepted business principles, and Seller shall continue to operate the Property in a commercially reasonable manner.

     j) All of the ranges and refrigerators located the apartment units are the property of the Seller and not of the tenants within

     THIRTY-FIRST: a) This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular unless the same shall be in writing and signed by or on behalf of the party to be charged therewith.

     b) This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York. If any provisions of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end, the provisions of this Agreement are intended to be and shall be severable.

     c) This Agreement shall be binding upon and shall inure to the benefits of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.

     d) All prior understandings and agreements between the parties are merged in this Agreement which alone fully and completely expresses the agreement between them, and which is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in reasonable construction in accordance with the intention of the parties hereto.

    e) This Agreement shall be construed without regard to or aid of any presumption, rule or canon requiring construction against the grantor, Seller or party drawing this Agreement.

    f) This Agreement shall not be recorded by Purchaser and any recordation or attempted recordation by Purchaser hereof shall be void and shall constitute a default by Purchaser hereunder.

    g) No failure or delay of either party in the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right, or satisfaction of such condition, has expired) shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude any other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or any subsequent breach hereof.

    h) Each party hereto shall from time to time execute, acknowledge and deliver such further instruments and perform such additional acts as the other party may reasonably request to effectuate the intent of this Agreement.

    I) Each of the exhibits and schedules referred to herein and attached hereto is incorporated herein by this reference.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

     SELLER:

     MID-ISLAND LIMITED PARTNERSHIP

     By:  /s/ Mid-Island Corporation
          ---------------------------

     By: /s/ Eli Schron
         ---------------------------

     PURCHASER:

     Home Properties of New York, L.P.
     General Partner

     By: Home Properties of New York, Inc.

     By: /s/ Norman Leenhouts
          -----------------------------

Escrow Agent:

/s/ Allen Bodner Esq.
          -----------------------------

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